Exhibit 99.1

FOR IMMEDIATE RELEASE

Castle Brands Inc.
570 Lexington Avenue
New York, NY 10022
646-356-0200
www.castlebrandsinc.com

Investor Relations Contact:
ICR
Kathleen Heaney/Idalia Rodriguez
(203) 803-3585/(203) 803-7402
ir@castlebrandsinc.com

Castle Brands Announces Fourth Quarter and Fiscal 2008 Results

•     U.S. Case Sales Increase 6.2% in Fiscal Fourth Quarter

NEW YORK, NY, June 30, 2008. Castle Brands Inc. (AMEX:ROX), an emerging international importer and marketer of premium spirits, today reported financial results for fourth quarter and full year fiscal ended March 31, 2008.

U.S. case sales increased 6.2% year over year to 52,899 nine liter cases in the fourth quarter of fiscal 2008, primarily reflecting strong sales of whiskey and bourbon. Additionally, an emphasis on Gosling’s marketing and increasing on-premise distribution of Pallini Limoncello are contributing to the U.S. sales growth.

International case sales declined 18.8% in the quarter to 18,347 cases. This decline reflects a combination of factors, the most significant of which results from a change in distributors in the Company's largest international market, the Republic of Ireland. Largely reflecting the decrease in international case sales, global case sales in the fourth quarter were down 1.6% to 71,246 nine liter cases.

Donald L. Marsh, Castle Brands’ President and Chief Operating Officer, commented, “Our U.S. continues to perform well while our international business is poised to resume growth following changes we implemented over the past several months. Depletions (sales from our distributors to their customers), which we use as a measure to determine overall demand for our product, were reported up 16% for the fourth quarter. We feel that this bodes well for our case sales in future periods.” Mr. Marsh added, “We have intensified our cost control initiatives as we strive towards profitability and we are making progress as we continue to focus on our brand development strategy. We believe thru a combination of our cost cutting efforts and continued brand development we will achieve profitability.”

Review of the Quarter

For the fourth quarter fiscal year 2008, Castle Brands reported net sales of $6.4 million, representing a 5% increase over the prior year quarter. Gross profit for the fourth quarter fiscal year 2008 declined 9.7% to $1.8 million from $2.0 million in the prior year quarter, primarily reflecting increased costs from foreign suppliers and effects of the weakening dollar.

Castle Brands’ selling expense increased 6% to $4.2 million in the quarter ended March 31, 2008 from $3.9 million in the prior year quarter. This was primarily due to increased marketing and sales support. Selling expenses as a percentage of revenue remained at 65% in the fourth fiscal quarter of 2008 when compared to the comparable period in the prior year.

General and administrative (G&A) expenses were down 11% to $2.1 million in the fourth quarter of fiscal 2008. G&A expenses as a percentage of revenue decreased to 34% in the quarter, compared to 40% for the comparable period in the prior year.

In connection with the annual impairment tests for goodwill and intangible assets under SFAS 142, the fair value of each of our reporting units was determined at March 31, 2008 by weighting a combination of the present value of the Company's discounted anticipated future operating cash flows and values based on market multiples of revenue and earnings before interest, taxes, depreciation and amortization (‘‘EBITDA’’) of comparable companies. The valuations resulted in a goodwill impairment loss of approximately $8.8 million for the year ended March 31, 2008.

As a result of the foregoing, the Company reported a net loss attributable to common stockholders of $13.0 million, or $(0.83) per share, in the fourth quarter of fiscal 2008 as compared to a net loss attributable to common stockholders of $4.5 million, or $(0.38) per share, in the fourth quarter of fiscal 2007. Weighted average shares outstanding were 3.5 million shares greater in fourth quarter 2008 as compared to the same period in the prior year as a result of a private placement of the Company’s common stock in May 2007.

Fiscal 2008 Highlights

•	Case volume sales of 313,288
•	Average revenue per case increased 9%;
•	Total U.S. case sales up 8% year over year;
•	Total global case sales flat year over year;
•	U.S. accounted for 65% of total case sales versus 60% in the prior year;
•	Total revenue increased 9% year over year to $27.3 million;
•	FX gain of $2.3 million as compared to $1.4 million.

Balance Sheet

Cash and equivalents, together with short-term investments, totaled $5.8 million at March 31, 2008.

Conference Call

Castle Brands will host a conference call to discuss second quarter results on Monday, June 30, 2008 at 4:30 p.m. ET. All interested parties in the U.S. are invited to join the conference by dialing 1-877-545-1488 and asking for the Castle Brands call. International callers should dial or 1-719-325-4933. No passcode needed. The conference call will be webcast and can be accessed from the Investor Relations section of the Company’s website at www.castlebrandsinc.com.

To listen to a replay of the conference call, dial toll-free 1-888-203-1112 or international callers 1-719-457-0820 and enter pin number 4087665. The replay will be available from 7:30 p.m. (Eastern Time) on June 30, 2008 through 11:59 p.m. (Eastern Time) July 7, 2008.

More about Castle Brands Inc.

Castle Brands is an emerging developer and international marketer of premium branded spirits within five growing categories of the spirits industry: vodka, rum, tequila, whiskey and liqueurs/cordials. Castle Brands’ portfolio includes Boru® Vodka, Gosling’s Rum®, Sea Wynde® Rum, Tierras Tequila, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Jefferson’s™ and Jefferson’s Reserve® Bourbon, Sam Houston® Bourbon, Celtic Crossing® Liqueur, Pallini® Limoncello™, Raspicello™ and Peachcello™ and Brady’s® Irish Cream.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. We have used words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions, in this press release to identify forward looking statements. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. More information about these and other factors are described under the caption “Risk Factors” in Castle

Brands’ Annual Report on Form 10-K for the years ended March 31, 2007 and March 31, 2008 filed with the Securities and Exchange Commission.

When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the documents incorporated by reference. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

	Three-months Ended March 31,		Twelve-months Ended March 31,
	2008	2007	2008	2007
Sales, net	$6,378,382	$6,070,966	$27,325,168	$25,164,038
Cost of sales	4,715,432	4,045,947	19,272,708	16,779,694
Allowance for obsolete and slow-moving inventory	(165,456)	—	1,541,579	—
Gross profit	1,828,406	2,025,019	6,510,881	8,384,344
Selling expense	4,158,351	3,929,690	17,843,761	16,766,119
General and administrative expense	2,144,236	2,410,323	8,368,727	8,646,147
Depreciation and amortization	237,728	257,674	1,029,579	1,000,888
Goodwill impairment	8,750,000	—	8,750,000	—
Net operating loss	(13,461,909)	(4,572,668)	(29,481,186)	(18,028,810)
Other income	11,676	—	11,676	5,040
Other expense	(80,964)	(9,833)	(121,683)	(46,831)
Foreign exchange gain	947,041	216,912	2,251,430	1,360,500
Interest expense, net	(485,662)	(378,335)	(1,679,395)	(1,085,035)
Write-off of deferred financing costs in connection with conversion of 6% subordinated convertible notes	—	—	—	(295,368)
Current credit on derivative financial instrument	—	(3,476)	189,397	117,921
Income tax benefit	37,038	37,038	148,152	148,147
Minority interests	(7,432)	165,664	1,097,835	1,267,086
Net loss	(13,040,212)	(4,544,698)	(27,583,774)	(16,557,350)
Preferred stock dividends	—	—	—	48,238
Net loss attributable to common stockholders	$(13,040,212)	$(4,544,698)	$(27,583,774)	$(16,605,588)
Net loss attributable to common stockholders per common share, basic and diluted	$(0.83)	$(0.38)	$(1.81)	$(1.40)
Weighted average shares used in computation, basic and diluted	15,629,776	12,109,741	15,263,930	11,898,313

CASTLE BRANDS INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

	March 31,
	2008	2007
ASSETS
CURRENT ASSETS
Cash equivalents	$1,552,385	$1,004,957
Short-term investments	4,231,644	5,912,464
Accounts receivable – net of allowance for doubtful accounts of $230,967 and $352,458	7,544,445	6,503,449
Due from affiliates	61,596	10,328
Inventories	8,535,993	10,716,983
Prepaid expenses and other current assets	811,711	1,585,901
TOTAL CURRENT ASSETS	22,737,774	25,734,082
EQUIPMENT – net	753,317	643,753
OTHER ASSETS
Intangible assets – net of accumulated amortization of $2,517,199 and $2,233,808	13,591,191	13,813,596
Goodwill	3,745,287	13,036,650
Restricted cash	799,864	502,643
Other assets	509,493	795,237
TOTAL ASSETS	$42,136,926	$54,525,961
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of notes payable and capital leases	$99,784	$419,308
Accounts payable	2,818,910	5,150,535
Accrued expenses, put warrant payable and derivative instrument	2,142,845	1,987,669
Due to stockholders and affiliates	919,758	1,092,755
TOTAL CURRENT LIABILITIES	5,981,297	8,650,267
LONG TERM LIABILITIES
Senior notes payable	9,649,109	9,354,861
Notes payable and capital leases, less current maturities	9,001,335	9,005,207
Deferred tax liability	2,407,216	2,555,368
	27,038,957	29,565,703
COMMITMENTS AND CONTINGENCIES
MINORITY INTERESTS	309,810	1,407,645
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 5,000,000 shares authorized, none outstanding
Common stock, $.01 par value, 45,000,000 shares authorized, 15,629,776 and 12,109,741 shares issued and outstanding at March 31, 2008 and 2007, respectively	156,298	121,098
Additional paid in capital	104,806,044	84,086,710
Accumulated deficiency	(87,546,011)	(59,962,237)
Accumulated other comprehensive loss	(2,628,172)	(692,958)
TOTAL STOCKHOLDERS’ EQUITY	14,788,159	23,552,613
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$42,136,926	$54,525,961

CASTLE BRANDS INC. AND SUBSIDIARIES

Geographic and Category Case Sales

9L Equivalents

	Three-months ended March 31,		Twelve-months ended March 31,
	FY’08	FY’07	FY’08	FY’07
Total
United States	52,899	49,813	204,819	188,997
International	18,347	22,582	108,469	125,647
Total	71,246	72,395	313,288	314,644
Vodka
United States	22,903	22,675	86,818	72,283
International	7,008	13,061	60,924	87,786
Total	29,911	35,736	147,742	160,069
Rum
United States	13,793	13,511	57,028	60,560
International	6,036	5,366	22,213	17,992
Total	19,829	18,877	79,241	78,552
Whiskey
United States	3,900	2,700	11,984	7,209
International	4,415	2,733	18,866	15,410
Total	8,315	5,433	30,850	22,619
Liqueurs/Cordials
United States	12,303	10,927	48,989	48,945
International	888	1,422	6,466	4,459
Total	13,191	12,349	55,455	53,404